                  SECOND AMENDMENT AND WAIVER
                               TO
        AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
                  Dated as of October 2, 1996


      This Second Amendment and Waiver to Amended and Restated Revolving Credit Agreement (this "Amendment") is dated as of October 2, 1996 by and among Merisel Americas, Inc., a Delaware corporation ("Merisel Americas"), Merisel Europe, Inc., a Dela ware corporation ("Merisel Europe") (Merisel Americas and Merisel Europe each referred to herein individually as a "Borrower" and collectively as the "Borrowers"), Merisel, Inc., a Delaware corporation ("Merisel Parent"), as guarantor and the Lenders signatory hereto, and is made with reference to that certain Amended and Restated Revolving Credit Agreement dated as of April 12, 1996 and amended as of June 30, 1996 (the "Existing Agreement") by and among Merisel Americas, Merisel Europe, Merisel Parent, as guarantor, and the Lenders (as defined there in). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Existing Agreement.

                            RECITAL

      The parties hereto have agreed to modify the Existing Agree ment as hereinafter set forth in accordance with Section 11.01 of the Existing Agreement.

      IN CONSIDERATION of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

          1. Waivers. (a) Effective as of the Effective Time (as defined in Section 3 of this Amendment), the undersigned Lenders hereby consent to the sale (the "Sale") by Merisel Parent and Merisel Americas of certain of their direct and indirect wholly-
owned  Subsidiaries  described  on  Schedule  I  hereto  to   CHS
Electronics, Inc. (the "Buyer") pursuant to the Purchase Agree ment, dated as of August 29, 1996 (the "Purchase Agreement"), as amended, by and among the Buyer, Merisel Parent and Merisel Americas. The undersigned Lenders also waive compliance by the Borrowers with the provisions of Sections 7.02(f) and 2.07(b) of the  Existing Agreement (the "Waiver") commencing as of the Effec tive Time solely to the extent that such Sections would otherwise require a reduction of the Revolving Credit Facility Commitments as  a  result of the Sale; provided, however, that as a condition to the foregoing Waiver, the Borrowers and Merisel Parent shall cause the sum of (x) $43,500,000 of the Net Asset Sale Proceeds
from  the  Sale plus (y) 60% of the amount, if any, of  aggregate
Net  Asset Sale Proceeds from the Sale in excess of $130,000,000, to be paid in immediately available funds to the Lenders (upon receipt thereof by the Merisel Parent, the Borrowers or their respective Subsidiaries, as applicable) as a prepayment of the
Obligations   under  the  Existing  Agreement   and   immediately
following   such   prepayment  the  Revolving   Credit   Facility
Commitments shall be reduced by the amount of such prepayment.

       (a) Effective as of the Effective Time, the Lenders hereby waive the provisions of (i) Section 7.02(m) of the Existing Agreement to the extent necessary to permit the amendment and waivers of the Subordinated Notes, Subordinated Note Purchase Agreement, Senior Notes and Senior Note Purchase Agreement contemplated by clauses (ii) and (iii) of Section 3 hereof and
(ii) with respect to facts, events or circumstances occurring at or before the Effective Time, Sections 7.01(m), 7.01 (f)-(l) and 7.02(i).

      2. Amendments to the Existing Agreement. The following amendments to the Existing Agreement shall become effective at the Effective Time:

  (I)    The Existing Agreement is hereby amended by deleting the
definition  of "Consolidated Tangible Net Worth" in Section  1.01
and inserting in its place the following:

          "Consolidated Tangible Net Worth" means, as of any date of determination, the Consolidated Net Worth of a particular Borrower or Merisel Parent (as indicated by the context) without taking into consideration the effects of (i) Addi tional Restructuring Fees, (ii) any write-downs in connec tion with (A) any sale of any Subsidiaries of Merisel Parent or any restructuring in connection with such sale or (B) with respect to the first quarter of 1996 only, accounts payable to the extent (but only to the extent) such write-downs exceed $7,000,000 and (iii) with respect to the third quarter of 1996 only, non-recurring charges and expenses, including those relating to severance, relocations, asset write-downs or losses in connection with dispositions, less goodwill, patents, trademarks, organizational expense, deferred research and development costs, deferred marketing expenses and other intangible assets of such Borrower or Merisel Parent and its Subsidiaries, determined on a consol idated basis in accordance with GAAP.

                (II) The Existing Agreement is hereby amended by deleting the words "one month" from each place in which such words appear in the definition of "Interest Period" in Section
1.01 and inserting in lieu thereof the words "three months."

               (III)  The Existing Agreement is hereby amended by deleting
the   definition  of  "Termination  Date"  in  Section  1.01  and inserting in its place the following:

          "Termination Date" means the earlier of (i) January 31,
     1998 or (ii) the date of termination in whole of the Revolv ing Facility Commitments pursuant to Section 8.01.

             (IV) The Existing Agreement is hereby amended by inserting the following in the appropriate alphabetical order:

           "Business  Plan" means the Merisel Business  Plan  for
     1996 and 1997 dated September 13, 1996, copies of which have been previously furnished to the Lenders.

           "Excepted Commitment Reductions" means any permanent reduction in the Revolving Facility Commitments pursuant to
     (i) Section 2.07(b), but only with respect to an Asset Sale of the North Carolina Property and (ii) Section 2.07(h).

           "North Carolina Property" means the undeveloped land located in Cary, North Carolina currently leased by Merisel
     Properties, Inc.

            "Planned  Consolidated  EBITSDA"  means  Consolidated
     EBITSDA as set forth in the Business Plan.

           "Planned  Consolidated Net Income" means  Consolidated
     Net Income as set forth in the Business Plan.

           "Second Amendment" means that certain Second Amendment
     and   Waiver  to  Amended  and  Restated  Revolving   Credit
     Agreement, dated as of October 2, 1996, by and among the Borrowers, Merisel Parent and the Lenders.

           "Second  Amendment Effective Time" means the Effective
     Time (as defined in the Second Amendment).

             (V) The Existing Agreement is hereby amended by deleting the phrase "1.00%" contained in paragraph (a) of Section 2.04 and inserting in its place the phrase "3.35%."
                              -3-

             (VI) The Existing Agreement is hereby amended by deleting the phrase "3.00%" contained in paragraph (b) of Section
2.04 and inserting in its place the phrase "5.35%."

             (VII) The Existing Agreement is hereby amended by deleting clause (i) in paragraph (b) of Section 2.04 and replacing such clause with the following:

              "(i)   in arrears on the fifth  day  of
               each month and"

               (VIII) The Existing Agreement is hereby amended by deleting the table set forth in Section 2.07(a) and inserting in lieu thereof the following:

              "February 28, 1997   $  900,000
               March 31, 1997      $  900,000
               April 30, 1997      $  900,000
               May 31, 1997        $  900,000
               June 30, 1997       $  900,000
               January 2, 1998     $4,500,000

               In  addition to the
               foregoing,  in the event  that  (x)
               the payment due on June 30, 1997 in
               respect of the 12.50% Senior  Notes
               issued pursuant to the Indenture is
               paid  in cash at any time prior  to
               the  Termination Date, on the  date
               of   such   payment  the  Revolving
               Facility   Commitments   shall   be
               reduced  by $28,500,000  (less  the
               aggregate  amount of any reductions
               to     the    Revolving    Facility
               Commitments    in     excess     of
               $43,500,000  (other  than  Excepted
               Commitment Reductions) made  during
               the    period   from   the   Second
               Amendment  Effective  Time  through
               the  date of such payment) and  (y)
               in  the event that the payment  due
               on  December 31, 1997 in respect of
               the   12.50%  Senior  Notes  issued
               pursuant to the Indenture  is  paid
               in  cash at any time prior  to  the
               Termination  Date, on the  date  of
               such payment the Revolving Facility
               Commitments  shall  be  reduced  by
               $46,500,000  (less  the   aggregate
               amount  of  any reductions  of  the
               Revolving  Facility Commitments  in
               excess  of $43,500,000 (other  than
               Excepted   Commitment   Reductions)
               made  during  the period  from  the
               Second  Amendment  Effective   Time
               through the date of such payment)."

               (IX) The Existing Agreement is hereby amended by adding a new clause (h) to Section 2.07 to read as follows:

           "(h) On the date of receipt by Merisel Parent, any Borrower or any of their respective domestic Subsidiaries (from and after the Second Amendment Effective Time) of any United States federal, state and local income tax refunds in respect of loss carrybacks or research and development credits more fully described in the attached Exhibit A (currently estimated by the Borrowers to be $4,000,000 to $6,000,000 in the aggregate, it being understood that the actual amount thereof may be less than such estimate, notwithstanding the Borrowers' use of their respective reasonable best efforts to collect such refunds), the Revolving Facility Commitments shall be permanently reduced by 60% of the amount of such tax refunds (net of reasonable professional fees and expenses associated with obtaining such refunds and any required reserves associated therewith in accordance with GAAP)."

               (X) The Existing Agreement is hereby amended by deleting the first sentence of paragraph (i) of Section 4.01 and inserting the following in lieu thereof:

               "Any   mandatory  reduction   of   the
               Revolving Facility Commitments pursuant to Section
               2.07 shall be applied to the reduction on the Termination Date and otherwise in inverse order of maturities."

               (XI) The Existing Agreement is hereby amended by deleting Sections 7.01(f) through (l) and inserting in their place the following:

          "(f)  (Intentionally omitted).

           (g) Maintenance of Merisel Parent's Consolidated Adjusted Tangible Net Worth. Maintain Consolidated Adjusted Tangible Net Worth of Merisel Parent as of the end of the fourth quarter of 1996 and at the end of each quarter during 1997 equal to the Consolidated Tangible Net Worth at the end of the third quarter of 1996, plus the Planned Consolidated Net Income planned for the fourth quarter of 1996 and each quarter of 1997 ending on or before the last day of the quarter for which such determination is being made, less the differential between the Planned Consolidated EBITSDA for each such quarter and the minimum Consolidated EBITSDA for such quarter provided in Section 7.01(h).

           (h)   Minimum Consolidated EBITSDA of Merisel  Parent.
     The aggregate Consolidated EBITSDA of Merisel Parent as of the last date of the periods indicated below shall not be less than the correlative amounts indicated below:

          Period                   Consolidated EBITSDA

          4th Quarter of 1996            $ 8,000,000
          1st Quarter of 1997            $11,000,000
          2nd Quarter of 1997            $12,400,000
          3rd Quarter of 1997            $14,560,000
          4th Quarter of 1997            $19,280,000

           (i) Maintenance of Merisel Parent's Fixed Charge Coverage Ratio. Maintain, for each period indicated be low, a ratio of (i) Consolidated EBITSDA of Merisel Parent to (ii) Consolidated Interest Charges of Merisel Parent, of not less than the correlative amount indicated below:

          Period                           Ratio

          Fourth Quarter of 1996         0.61:1.00
          First Quarter of 1997          0.83:1.00
          Second Quarter of 1997         0.89:1.00
          Third Quarter of 1997          1.13:1.00
          Fourth Quarter of 1997         1.44:1.00

           (j) Maintenance of Inventory Turnover Ratio. Main tain, for each period indicated below, the ratio of (i) the Consolidated aggregate cost of sales of Merisel Parent at the end of such period multiplied by four to
     (ii) the Average Consolidated Net Inventory of Merisel Parent, of not less than the correlative amount indicated below:

                                   Minimum Permitted
          Period                   Inventory Turnover

          Fourth Quarter of 1996         9.00
          First Quarter of 1997          9.00
          Second Quarter of 1997         9.00
          Third Quarter of 1997          9.00
          Fourth Quarter of 1997         9.00

          (k) Minimum Ratio of Accounts Payable to Inventory. Maintain, for each period indicated below, the ratio of the Consolidated amount of accounts payable of Merisel Parent on the last day of such period to the Consolidated amount of inventory of Merisel Parent on the last day of such period, of not less than the correlative ratio indi cated below (the "A/P Inventory Ratio"):
                             -6-

                                       Minimum
          Period                   Permitted Ratio

          Fourth Quarter of 1996      0.90:1.00
          First Quarter of 1997       0.90:1.00
          Second Quarter of 1997      0.90:1.00
          Third Quarter of 1997       0.90:1.00
          Fourth Quarter of 1997      0.90:1.00

     provided that Merisel Parent shall maintain an A/P In ventory Ratio equal to or greater than 1.00:1.00 for one out of each two consecutive periods indicated above.

           (l) Minimum Accounts Payable. Maintain, on the last day of each period indicated below, the Consolidated amount of accounts payable of Merisel Parent of not less than the correlative amount indicated below:

          Period                       Amount

          Fourth Quarter of 1996    $380,000,000
          First Quarter of 1997     $390,000,000
          Second Quarter of 1997    $390,000,000
          Third Quarter of 1997     $390,000,000
          Fourth Quarter of 1997    $500,000,000"

           (XII) The Existing Agreement is hereby amended by deleting (i) the references to Section 7.01(f) in clauses
(iii) and (iv) of Section 7.01(m) and (ii) the requirement in clause (xx) of Section 7.01(m) that the Borrowers deliver writ ten reports concerning the cash balances of Merisel Parent alone.

           (XIII)   The  Existing  Agreement  is  hereby
amended by deleting Section 7.01(o) in its entirety and inserting in lieu thereof the following:

                    "(o) (Intentionally omitted)."

           (XIV) The Existing Agreement is hereby amended by adding a new clause (t) to Section 7.01 to read as follows:

           "(t) Use reasonable best efforts to (x) obtain any United States federal, state and local income tax refunds to which the Borrowers, Merisel Parent or any of their re spective domestic Subsidiaries may be entitled and (y) sell the North Carolina Property, in each case as soon as practicable following the Second Amendment Effective Time."
                             -7-

                (XV) The Existing Agreement is hereby amended by deleting (i) the phrase "and (t)" in the introductory clause to Section 7.02 and inserting in lieu thereof the phrase ", (t) and (u)" and (ii) in its entirety clause (xi) of
Section 7.02(a) and inserting in its place the following:

                      "(xi)   Liens  permitted  under
               that certain letter dated as of October 2, 1996 between the Borrowers and the Majority Lenders, as amended from time to time; and

                        (xii)      Liens    securing
               obligations of the Borrowers and their Subsidiaries under foreign exchange hedging arrangements or other similar contracts and agreements entered into for non-speculative purposes to protect the Borrowers and their Sub sidiaries against fluctuations in currency ex change rates; provided, however, that the maximum aggregate amount of assets subject to such Liens shall not exceed $10,000,000."

               (XVI) The Existing Agreement is hereby amended by adding a new clause (x) to Section 7.02(c) as follows:

                       "(x)  Contingent Obligations in
               respect of foreign exchange hedging arrangements or other similar contracts and agreements entered into for non-speculative purposes to protect the Borrowers and their Subsidiaries against fluctuations in currency exchange rates."

                 (XVII)   The  Existing  Agreement  is  hereby
amended by deleting the table set forth in Section 7.02(i) and inserting in lieu thereof the following:

          "Fiscal Year 1996               $12,885,000
           First Quarter of 1997          $ 4,000,000
           First Two Quarters of 1997     $ 7,000,000
           First Three Quarters of 1997   $11,000,000
           Fiscal Year 1997               $13,000,000"

                (XVIII)   The  Existing  Agreement  is  hereby
amended by inserting the following at the end of Section 7.02:

               "(u) Merisel Parent Debt Restructuring. Issue, or cause or permit to be issued, Securities of Merisel Parent to or for the benefit of the holders of Merisel Parent Debt, except for the issuance of common equity Securities of Merisel Parent or Merisel Parent Preferred Securities (as hereinafter defined), in each case in ex change for all outstanding principal, interest and other
                             -8-
     amounts owed or owing on or in respect of the Merisel Par
     ent  Debt.   "Merisel Parent Preferred Securities"  means
     preferred  equity securities of Merisel Parent ("Original
     Preferred   Securities")   that   are   not   mandatorily
     redeemable, do not otherwise mature, will not  be  called
     by or on behalf of Merisel Parent and with respect to which the holders thereof have no right to receive cash or other property (other than common equity Securities of Merisel Parent or additional Securities having the same terms as such Original Preferred Securities) on account
     of   liquidation   preferences,  accrued   dividends   or
     otherwise, in each case unless and until there shall have occurred the payment in full in cash of all outstanding Obligations and the termination of the Commitments."

               (XIX) Anything to the contrary in Section 8.01 of the Existing Agreement notwithstanding, neither (x) any failure by Merisel FAB to make any payment when due, whether at stated maturity or otherwise, of any amount in respect of the accounts payable owed to Vanstar, Inc., any exercise of remedies by the holder thereof against Merisel FAB or any judgment rendered against Merisel FAB with respect thereto nor
(y) any default in the payment of interest on the Merisel Parent Debt shall constitute an Event of Default or Default for the purposes of the Amended Agreement or the Loan Documents, except to the extent that the same is preceded or followed by, or otherwise connected to, (i) the commencement, if any, of an insolvency, bankruptcy or similar proceeding by or against Merisel Parent or any of its Subsidiaries or (ii) in the case of Merisel Parent, if earlier, the exercise of any remedy in respect of such default by or on behalf of one or more holders of Merisel Parent Debt or the indenture trustee thereof (including without limitation the acceleration of the outstanding principal amount of the Merisel Parent Debt or the commencement of an action by one or more of such holders or such indenture trustee in respect of such default).

                (XX) The Existing Agreement is hereby amended by deleting clause (o) of Section 8.01 in its entirety and in serting in lieu thereof the following:

                    "(o)  (Intentionally omitted)."

               (XXI) The Existing Agreement is hereby amended by (i) deleting the words "O'Melveny & Myers, counsel to the Agent" in Section 11.03(a) and inserting in lieu thereof the words "Wachtell, Lipton, Rosen & Katz, as counsel to the Agent and/or the Lender group" and (ii) inserting at the end of Sec tion 11.03(a) the following:
                             -9-

                    "Notwithstanding the foregoing, so long as
     no Event of Default has occurred and is continuing the Borrowers shall only be responsible for the fees, costs and expenses of one financial advisor for all of the Lend ers and the holders of the Senior Notes, and the
     Borrowers shall only be responsible for the fees, expenses and disbursements of such financial advisor to the extent the same relate to the review of monthly and quarterly financial information supplied by the Borrowers and quarterly (or other periodic) management reviews.

          3. Conditions to the Effective Time. The Waiver, amendments and agreements set forth herein shall become effective (the time
of   such  effectiveness,  the  "Effective  Time")  upon   the
satisfaction of all the following conditions:

                 (i) this Amendment shall have been executed and delivered by all the Lenders, the Borrowers and Merisel Parent;

                 (ii) the Borrowers, Merisel Parent and all the Noteholders (as defined in the Senior Note Purchase Agreement) shall have executed and delivered the Fifth Amendment to the Senior Note
Purchase Agreement, which shall be in form and substance acceptable to the Lenders;

                 (iii) the Borrowers, Merisel Parent and certain holders of the Subordinated Notes shall have executed and de livered the Fourth Amendment to the Subordinated Note Purchase
Agreement, which shall be in form and substance acceptable to the Lenders;

                 (iv)      the Sale contemplated by the Purchase Agreement shall
have  been consummated, and the portion of the Net Asset  Sale
Proceeds required to be paid pursuant to Section 1, shall have
been   so  paid  substantially  contemporaneously  with   such
consummation;

                 (v) all the representations and warranties made by the Borrowers and Merisel Parent in Section 4 shall be true and correct in all material respects as of the Effective Time;

                 (vi) the delivery by Merisel Canada of a Consent and Acknowledgement in the form of Annex A hereto;

                 (vii)     the delivery by the Borrowers and Merisel Parent
to  the  Lenders  (or to the Agent with sufficient  originally executed copies, where appropriate, for the each Lender) of (x)
certified  resolutions of their respective Boards of Directors
approving   and  authorizing  the  execution,   delivery   and
                             -10-
performance of this Amendment, (y) signature and incumbency certificates of the officers executing this Amendment and (z) executed copies of this Amendment; and

                 (viii) all corporate and other proceedings required to be taken in connection with the transactions contemplated hereby shall have been taken.

          4.     Representations and Warranties of Borrowers and Merisel
Parent.   In  order to induce the Lenders to enter  into  this
Amendment and to grant the Waiver with respect to the Existing
Agreement, the Borrowers and Merisel Parent represent and warrant to each Lender that the following statements are true, correct and complete:

          (a) Corporate Power and Authority. Each Borrower and Merisel Parent has all requisite corporate power and authority to enter
into   this  Agreement  and  to  carry  out  the  transactions
contemplated by, and perform its respective obligations under, the Existing Agreement as amended by this Amendment (the "Amended
Agreement").

          (b) Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action by each Borrower and Merisel Parent.

          (c) No Conflict. The execution and delivery by each Borrower and Merisel Parent of this Amendment and the performance by each Borrower and Merisel Parent of the Amended Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to the Borrowers, Merisel Parent or any of their respective Subsidiaries, or the Certificate of Incorporation or bylaws of the Borrowers, Merisel Parent or any of their respective Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of the Borrow ers, Merisel Parent or any of their respective Subsidiaries,
(iii) result in or require the creation or imposition of any Lien upon any of their properties or assets, or (iv) require any approval of stockholders or any approval or consent of any Person under any contractual obligation of the Borrowers, Merisel Parent or any of their respective Subsidiaries, other than those that have been obtained.

          (d) Governmental Consents. The execution and delivery by the Borrowers and Merisel Parent and the performance by the Borrowers and Merisel Parent of the Amended Agreement do not and shall not require any registration with, consent or approval of, or notice
                             -11-
to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body.

          (e) Binding Obligation. This Amendment and the Amended Agreement are the legally valid and binding obligation of the Borrowers and Merisel Parent, enforceable against each of them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (f) Incorporation of Representations and Warranties from Existing Agreement. The representations and warranties contained in Article VI of the Existing Agreement are and shall be true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they are true, correct and complete in all material respects as of such earlier date.

          (g) Absence of Default. After giving effect to this Amendment, no event has occurred and is continuing or shall result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default, or an event that with the passage of time, the giving of notice or both would constitute an Event of Default.

          5.     Miscellaneous.

          (a) On and after the Effective Time, each reference in the Existing Agreement to "this Agreement", "hereunder", "hereof",
"herein",  or  words of like import referring to the  Existing
Agreement, and each reference in the other Loan Documents to the "Revolving Credit Agreement", "thereunder", "thereof", or words of like import referring to the Existing Agreement shall mean and be a reference to the Existing Agreement as amended by this Amendment.

          (b) Except as specifically waived by this Amendment, the Existing Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, con stitute a
                             -12-
waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any Lender under, the Existing
Agreement or any of the Loan Documents.

          (d) This Amendment may be executed in any number of counterparts, and by different parties hereto in separate coun terparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

          (e) Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

          (f) Notwithstanding anything to the contrary herein, if the Effective Time does not occur on or before October 11, 1996, this Amendment shall be of no force or effect, and the Existing
Agreement shall remain in full force and effect as if this Amendment had not been executed or delivered by any party hereto.

          (g) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND ALL OTHER ASPECTS HEREOF SHALL BE DEEMED TO BE
MADE  UNDER, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED  AND
ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.
                            -13-

           IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment and Waiver to Amended and Restated Re volving Credit Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        THE BORROWERS

                              MERISEL AMERICAS, INC.


                              By:
                                   Name:
                                   Title:


                              MERISEL EUROPE, INC.


                              By:
                                   Name:
                                   Title:


                                   THE PARENT GUARANTOR

                              MERISEL, INC.


                              By:
                                   Name:
                                   Title:


                                   LENDERS


                                   Name of Lender:__________________



                                               By:__________________
                                                  Title:

                             ANNEX A

                 CONSENT AND ACKNOWLEDGEMENT


           The undersigned hereby consents to the terms of the Second Amendment to Amended and Restated Revolving Credit Agreement dated as of October 2, 1996 (the "Amendment") with respect to the Amended and Restated Revolving Credit Agreement dated as of April 12, 1996 (as amended, the "Credit Agreement") among Merisel Americas, Inc. and Merisel Europe, Inc. as Borrowers, Merisel, Inc. as Guarantor and the Lenders party thereto, and hereby confirms and agrees that each Loan Document executed by the undersigned pursuant to and as defined in the Credit Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, on and after the effective date of the Amendment, each reference in each such Loan Document to "the Credit Agreement," "thereunder," "thereof," "therein" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by the Amendment.


                                   MERISEL CANADA, INC.



                                   By: _____________________

                                   Name:
                                   Title:

Dated:  As of October __, 1996